Exhibit 10.1

LOAN AND SECURITY AGREEMENT

Dated as of June 24, 2008

Between

AEROGROW INTERNATIONAL, INC.

(Borrower)

and

FCC, LLC, d/b/a First Capital

(Lender)

TABLE OF CONTENTS

Attachments:

Schedule
Exhibit A - Form of Borrowing Base Certificate
Exhibit B - Form of Compliance Certificate

LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT (this “Agreement”) is entered into as of this 24th day of June, 2008 between AEROGROW INTERNATIONAL, INC., a Nevada corporation (“Borrower”), and FCC, LLC, d/b/a FIRST CAPITAL, a Florida limited liability company (“Lender”).

RECITALS:

WHEREAS, Borrower has requested that Lender provide Borrower with a secured lending facility; and

WHEREAS, Lender is willing to provide a secured lending facility to Borrower on the terms set forth in this Agreement.

NOW, THEREFORE, Borrower and Lender hereby agree as follows:

1.           Definitions.  For purposes of this Agreement:

“Accounts” means all presently existing or hereafter arising accounts receivable due to Borrower (including medical and health-care-insurance receivables), book debts, notes, drafts and acceptances and other forms of obligations now or hereafter owing to Borrower, whether arising from the sale or lease of goods or the rendition of services by Borrower (including any obligation that might be characterized as an account, contract right, general intangible or chattel paper under the UCC), all of Borrower’s rights in, to and under all purchase orders now or hereafter received by Borrower for goods and services, all proceeds from the sale of Inventory, all monies due or to become due to Borrower under all contracts for the sale or lease of goods or the rendition of services by Borrower (whether or not yet earned) (including the right to receive the proceeds of said purchase orders and contracts), all collateral security and guarantees of any kind given by any obligor with respect to any of the foregoing, and all goods returned to or reclaimed by Borrower that correspond to any of the foregoing.

“Affiliate” means, with respect to a Person, (a) any family member, officer, director, employee or managing agent of such Person, and (b) any other Person (i) that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such given Person, (ii) that, directly or indirectly beneficially owns or holds 10% or more of any class of voting stock or partnership or other interest of such Person or any subsidiary of such Person, or (iii) 10% or more of the voting stock or partnership or other interest of which is directly or indirectly beneficially owned or held by such Person or a subsidiary of such Person.  The term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise.

“Agreement Date” means the date as of which this Agreement is dated.

“Borrowing Base” has the meaning set forth in Item 1 of the Schedule.

“Borrowing Base Certificate” means the certificate, substantially in the form of Exhibit A, with appropriate insertions, to be submitted to Lender by Borrower pursuant to this Agreement and certified as true and correct by the Chief Executive Officer or the Chief Financial Officer of Borrower.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of Oklahoma or which is a day on which Lender is otherwise closed for transacting business with the public.

“Certifying Officer” means Jerry Perkins, Greg Clarke and any other Person that has or will certify the validity of the Collateral.

“Collateral” has the meaning set forth in Section 5(a).

“Customer” means any customer of Borrower.

“Default” has the meaning set forth in Section 13(a).

“Eligible Accounts” means those Accounts arising from the sale of Inventory or performance of services in the ordinary course of Borrower’s business; provided, however, that Eligible Accounts shall not include the following:

(a)           any Account which has remained unpaid for more than the number of days specified in Item 2(a) of the Schedule;

(b)           Accounts with respect to which the Customer is an Affiliate of Borrower;

(c)           Accounts with respect to which services or goods are placed on consignment, guaranteed sale, or other terms by reason of which the payment by the Customer may be conditional;

(d)           Accounts with respect to which the Customer (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States of America or any state thereof; or (iii) is the government of any foreign country or of any state, province, municipality, or other political subdivision thereof; except to the extent that such Account is secured or payable by a letter of credit satisfactory to Lender in its discretion;

(e)           any and all Accounts as to which the perfection, enforceability, or validity of Lender’s Collateral or security interest in such Account, or Lender’s right or ability to obtain direct payment to Lender of the proceeds of such Account, is governed by any federal or state statutory requirements other than those of the Uniform Commercial Code, including any Account subject to the Federal Assignment of Claims Act of 1940; provided, however, that an Account shall not be deemed ineligible by reason of this clause (e) if Borrower has completed all of the steps necessary, in the discretion of Lender, to comply with the Federal Assignment of Claims Act of 1940 with respect to such Account;

(f)           Accounts with respect to which the Customer is any state of the United States or any city, town, municipality, county or division thereof;

(g)           Accounts which are subject to offset or recoupment by the Customer, whether as the result of goods sold or services rendered by the Customer to Borrower, any contractual arrangement between the Customer and Borrower (including any lease) or otherwise;

(h)           those Accounts where Lender, in Lender’s discretion, has notified Borrower that the Account or Customer is not acceptable to Lender;

(i)           all of the Accounts owed by a Customer if the aggregate outstanding dollar amount of such Accounts not considered as Eligible Accounts under clause (a) above is equal to or greater than the Cross Aging Percentage specified in Item 2(b) of the Schedule;

(j)           Accounts for which services have not yet been rendered to the Customer or the goods sold have not yet been delivered to the Customer (commonly referred to as “pre-billed accounts”);

(k)           Accounts owed by a Customer not previously approved in writing by Lender where the dollar value for the aggregate amount of Accounts owed by such Customer is greater than the percentage of Borrower’s Eligible Accounts specified in Item 2(c) of the Schedule, but only to the extent of such excess;

(l)           any Account with respect to all or part of which a check, promissory note, draft, trade acceptance, or other instrument for the payment of money has been received, presented for payment, and returned uncollected for any reason;

(m)           any Account with respect to which Borrower has extended the time for payment without the consent of Lender;

(n)           any Account with respect to which any one or more of the following events has occurred to the Customer on such Account:  death or judicial declaration of incompetency of a Customer who is an individual; the filing by or against the Customer of a request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as a bankrupt, winding-up, or other relief under the bankruptcy, insolvency, or similar laws of the United States, any state or territory thereof, or any foreign jurisdiction, now or hereafter in effect; the making of any general assignment by the Customer for the benefit of creditors; the appointment of a receiver or trustee for the Customer or for any of the assets of the Customer, including, without limitation, the appointment of or taking possession by a “custodian,” as defined in the Bankruptcy Code; the institution by or against the Customer of any other type of insolvency proceeding (under the bankruptcy laws of the United States or otherwise) or of any formal or informal proceeding for the dissolution or liquidation of, settlement of claims against, or winding up of affairs of, the Customer; the sale, assignment, or transfer of all or any material part of the assets of the Customer; the nonpayment generally by the Customer of its debts as they become due; or the cessation of the business of the Customer as a going concern;

(o)           any Account which arises out of finance or similar charges;

(p)           any Account in which Lender does not have a duly perfected, first-priority security interest, subject to no other Lien;

(q)           any Account which arises under a contract or arrangement covered by a performance or surety bond on behalf of Borrower, unless the Person providing such performance or surety bond has delivered an acceptable Lien waiver to Lender;

(r)           any Account which is evidenced by a note, draft, trade acceptance, or other instrument for the payment of money where such instrument, document, chattel paper, note, draft, trade acceptance or other instrument has not been endorsed and delivered by Borrower to Lender; or

(s)           Linens & Things Account, unless Borrower has credit insurance on this Account (only up to the amount), acceptable and assigned to Lender.

“Eligible Inventory” means and includes that Inventory (other than packaging materials, labels and supplies) located in the continental United States which Lender, in its discretion, deems to be Eligible Inventory.  Without limiting the generality of the foregoing, no Inventory shall be Eligible Inventory unless:

(a)           it is finished goods;

(b)           at all times it strictly complies with all of Borrower’s warranties, covenants and representations to Lender;

(c)           it is in good, new and salable condition;

(d)           it is not slow moving, obsolete or unmerchantable, in Lender’s discretion;

(e)           it meets all standards imposed by any governmental agency or authority;

(f)           it is at all times subject to Lender’s duly perfected, first-priority security interest and there exists no other Lien thereon;

(g)           it is in Borrower’s possession and control situated at a location disclosed to Lender in compliance with this Agreement, the Inventory is not in-transit (except for Inventory that is in-transit that Lender nevertheless determines to be Eligible Inventory in Lender’s sole discretion), Borrower’s books reflect the Inventory, the Inventory is insured to the full value thereof, and the insurance policy lists Lender as loss payee;

(h)           it is not in the hands of any third party, including a warehouseman, finisher, consignee, bailor, etc., unless such arrangement is fully disclosed to Lender in writing and Borrower shall have provided to Lender such waivers, acknowledgments and other items requested by Lender in its discretion;

(i)           it is not subject to any license or other agreement that limits, conditions, or restricts Borrower’s or Lender’s right to sell or otherwise dispose of such Inventory;

(j)           Borrower owns such Inventory and such Inventory is not in Borrower’s possession based upon any consignment, guaranteed sale, or similar basis; and

(k)           it is not of a type that Lender, in its discretion, has determined is not Eligible Inventory.

“Equipment” means all of Borrower’s machinery, apparatus, equipment, motor vehicles, tractors, trailers, rolling stock, fittings, fixtures and other tangible personal property of every kind and description, together with all parts, accessories and special tools and all increases and accessions thereto and substitutions and replacements therefor.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board that are applicable to the circumstances as of the date of determination and applied on a consistent basis.

“General Intangibles” means all of Borrower’s present and future general intangibles and all other presently owned or hereafter acquired intangible personal property of Borrower (including payment intangibles and any and all choses or things in action, goodwill, patents and patent applications, tradenames, servicemarks, trademarks and trademark applications, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, infringement claims, software, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, tax refunds and tax refund claims) other than Goods and Accounts, as well as Borrower’s books and records relating to any of the foregoing.

“Goods” means all of Borrower’s present and hereafter acquired goods, as defined in the UCC, wherever located, including imbedded software to the extent included in “goods” as defined in the UCC, manufactured homes, and standing timber that is cut and removed for sale.

“Inventory” means all of Borrower’s inventory as defined in the UCC, together with all of Borrower’s present and future inventory, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower’s present and future raw materials, work in process, finished goods, shelving and racking upon which the inventory is stored and packing and shipping materials, wherever located, and any documents of title representing any of the above.

“Lien” means any security interest, security title, mortgage, deed to secure debt, deed of trust, lien, pledge, charge, conditional sale or other title retention agreement, or other encumbrance of any kind in respect of any property, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or hereafter acquired and whether arising by agreement or operation of law.

“Loan Documents” means, collectively, this Agreement and any other agreements, instruments, certificates (including any Borrowing Base Certificate) or other documents entered into in connection with this Agreement, including collateral documents, letter of credit agreements, security agreements, pledges, guaranties, mortgages, deeds of trust, assignments and subordination agreements, and any other agreement executed or delivered by any Obligor or any Affiliate of any Obligor pursuant hereto or in connection herewith.

“Maximum Loan Amount” means $12,000,000.

“Negotiable Collateral” means all of Borrower’s present and future letters of credit, advises of credit, notes, drafts, instruments, and documents, including, without limitation, bills of lading, leases, and chattel paper, and Borrower’s books and records relating to any of the foregoing.

“Obligations” means all indebtedness, obligations and liabilities of Borrower to Lender and its Affiliates of every kind and description, direct or indirect, secured or unsecured, joint or several, absolute or contingent, due or to become due, including any overdrafts, whether for payment or performance, now existing or hereafter arising, whether presently contemplated or not, regardless of how the same arise, or by what instrument, agreement or book account they may be evidenced, or whether evidenced by any instrument, agreement or book account, including, but not limited to, all loans (including any loan by modification, renewal or extension), all indebtedness arising from any derivative transactions, all undertakings to take or refrain from taking any action, all indebtedness, liabilities or obligations owing from Borrower to others which Lender may have obtained by purchase, negotiation, discount, assignment or otherwise, and all interest, taxes, fees, charges, expenses and attorney’s fees (whether or not such attorney is a regularly salaried employee of Lender or any of its Affiliates) chargeable to Borrower or incurred by Lender under this Agreement or any other document or instrument delivered in connection herewith.

“Obligor” means Borrower, any Certifying Officer, or any other Person primarily or secondarily, directly or indirectly, liable on any of the Obligations.

“Permitted Liens” means (a) Liens or charges for current taxes, assessments or other governmental charges which are not delinquent or remain payable without any penalty, or the validity of which is contested in good faith by appropriate proceedings upon stay of execution of the enforcement thereof and for which appropriate reserves have been established in accordance with GAAP; (b) deposits or pledges to secure (i) statutory obligations, (ii) surety or appeal bonds, or (iii) bonds for release of attachment, stay of execution or injunction; (c) statutory Liens on property arising in the ordinary course of business which, in the aggregate, do not materially impair the use of such property or materially detract from the value of such property; (d) Liens existing on the Agreement Date and described on Item 3 of the Schedule; (e) Liens on Equipment securing all or part of the purchase price of such Equipment; provided, however, that (i) such Lien is created contemporaneously with the acquisition of such Equipment, (ii) such Lien attaches only to the specific items of Equipment so acquired, and (iii) such Lien secures only the indebtedness incurred to acquire such Equipment; and (f) Liens in favor of Lender.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, government or any agency or political subdivision thereof, or any other entity.

“Subordinated Debt” means all of the indebtedness owed by Borrower to any other Person, the repayment of which is subordinated to the repayment of the Obligations pursuant to the terms of a subordination agreement approved by Lender in its discretion.

“UCC” means the Uniform Commercial Code, as in effect from time to time, of the State of Oklahoma or of any other state the laws of which are required as a result thereof to be applied in connection with the issue of perfection of security interests; provided, that to the extent that the UCC is used to define any term herein or in any other documents and such term is defined differently in different Articles or Divisions of the UCC, the definition of such term contained in Article or Division 9 shall govern.

Other Definitional Provisions.  References to the “Schedule” or any “Section” or “Exhibit” refer to the Schedule or a section or exhibit, respectively, of this Agreement unless otherwise specifically provided.  Any of the terms defined in Section 1 may, unless the context otherwise requires, be used in the singular or the plural depending on the reference.  In this Agreement: words importing any gender include the other genders; the words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”; references to agreements and other contractual instruments shall be deemed to include subsequent amendments, assignments, and other modifications thereto, but only to the extent such amendments, assignments and other modifications are not prohibited by the terms of this Agreement; references to any Person includes their respective permitted successors and assigns or people succeeding to the relevant functions of such Persons; any and all terms which are defined in the UCC and are not defined herein shall be construed and defined in accordance with the definition of such terms under the UCC; all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations; and all references to time of day shall refer to Oklahoma City, Oklahoma time.

2.            Borrowing.

(a)           Amount Available to Be Borrowed.  From time to time Borrower may request, and Lender will, subject to the other terms and conditions of this Agreement, lend to Borrower up to an amount equal to the Borrowing Base at any time.  Borrowed amounts that are repaid may be reborrowed upon the terms and conditions of this Agreement.

(b)           Standards.  Lender will determine eligibility and the loan value of Collateral, in its reasonable sole discretion, consistent with Lender’s experience, prudent business judgment and standards of commercial reasonableness applicable to asset-based credits and in good faith.  Any loans requested by Borrower and made by Lender or at any time outstanding in excess of the Borrowing Base or any other limitation set forth in this Agreement will, nevertheless, be subject to the terms of this Agreement, will constitute Obligations for all purposes and be entitled to the benefits of the Collateral.

(c)           Persons Authorized to Request Loans.  Borrower hereby authorizes and directs Lender to make loan advances to or for the benefit of Borrower upon receipt of instructions from any of the persons listed on Item 4 of the Schedule.  Lender shall have no liability whatsoever to Borrower or any other Person for acting upon any such instructions which Lender, in good faith, believes were given by any such person, and Lender shall have no duty to inquire as to the propriety of any disbursement.  Lender is hereby authorized to make the loans provided for herein based on instructions received by facsimile, electronic mail, telephone or other method of communication from any of such persons.  Although Lender shall make a reasonable effort to determine the person’s identity, Lender shall not be responsible for determining the authenticity of any such instructions, and Lender may act on the instructions of anyone it perceives to be one of the persons authorized to request loans hereunder.  Lender shall have the right to accept the instructions of any of the foregoing persons unless and until Lender actually receives from Borrower (in accordance with the notice provisions of this Agreement) written notice of termination of the authority of that person.  Borrower may change persons designated to give Lender borrowing instructions only by delivering to Lender written notice of such change.  Borrower will ensure that each telephone instruction from any person designated in or pursuant to this paragraph shall be followed by written confirmation of the request for disbursement in such form as Lender makes available to Borrower from time to time for such purpose; provided, however, that Borrower’s failure to provide written confirmation of any telephonic instruction shall not invalidate such telephonic instruction.

(d)           Application of Remittances.  Borrower will use only invoices in forms that Lender has approved, and Borrower’s billings on such invoices will be conclusive evidence of assignment and transfer hereunder to Lender of the Accounts represented thereby, whether or not Borrower executes any other instrument with regard to any specific Account.  Borrower will cause the proceeds of Accounts to be forwarded by all Customers directly to a lockbox designated by Lender.  Such lockbox shall be maintained by First National Bank, 1155 Canyon Blvd., Suite 100, Boulder, CO  80302 and all payments received in such lockbox shall be deposited in a bank account in Lender’s name and owned by Lender at First National Bank, 155 Canyon Blvd, Suite 100, Boulder, CO  80302 for application to the Obligations.  All checks or other remittances received by Borrower for application to Accounts will be received by Borrower in trust for Lender, and Borrower will turn over to Lender the identical remittances as speedily as possible, appropriately endorsed, if necessary.  As compensation to Lender for delays in the collection and clearance of such checks, Borrower agrees to pay interest on each remittance, including wire transfers, from the date of Lender’s receipt thereof plus the number of days set forth on Item 5 of the Schedule at the rate applicable to loans outstanding hereunder, as set forth in Section 3 below.  Borrower will account fully and faithfully for and promptly pay or turn over to Lender proceeds in whatever form received of the sale or other disposition of any Collateral, and Borrower agrees that the inclusion of proceeds in “Collateral” will not be deemed to mean that Lender consents to Borrower’s disposition of Collateral other than in accordance with the terms of this Agreement.  In the event there are no outstanding Obligations, the amount of proceeds from Accounts received by Lender will be forwarded promptly to Borrower.

(e)           Conditions to Obligation to Make Loans.  Borrower acknowledges that Lender’s obligation to make loans to Borrower (or to issue or create or cause the issuance or creation by Lender or its Affiliates of letters of credit or acceptances for Borrower’s account) is subject to the following terms and conditions:

(i)           Lender has no obligation to make the initial loan to Borrower or to extend any other financial accommodation to Borrower unless and until each condition precedent specified on Item 6 of the Schedule has been fulfilled to Lender’s satisfaction.

(ii)          Lender’s obligation to make any loans to Borrower and extend other financial accommodations to Borrower (including the initial loans) is subject to the conditions that, as of the date of any such loan or other accommodation, no Default will have occurred and be continuing hereunder, there will have occurred no material adverse change in Borrower’s financial condition or operations or in Borrower’s business prospects as compared to the state of facts existing on the Agreement Date, and Borrower’s representations and warranties set forth in this Agreement (including any amendment, modification, supplement or extension hereof) will be true and correct as if made on and as of the date of each subsequent credit request.  Each request for a borrowing or other financial accommodation by Borrower will be deemed to be a reaffirmation of each of Borrower’s warranties and representations hereunder.

(f)           Repayment of Loans.  In the event of a Default by Borrower of any provision hereof or upon termination of this Agreement, Borrower will repay upon demand all of the Obligations.  If no demand is earlier made, Borrower will repay all Obligations in full, without demand or notice, on the last day of the term of this Agreement (as provided in clause (g) below).  If at any time for any reason, the aggregate outstanding principal amount of all loans exceeds the Borrowing Base or any other limitation on the amount available to be borrowed hereunder, Borrower will immediately, without notice or demand, repay the outstanding principal amount of the loans, together with accrued and unpaid interest on the amount repaid, in an amount equal to such excess.  Borrower shall make each payment required hereunder or under any other Loan Document without setoff, deduction or counterclaim.

(g)           Maturity.  This Agreement will continue in full force and effect from the Agreement Date until the termination date provided for in Item 7 of the Schedule.

(h)           Voluntary Termination.  Borrower may terminate this Agreement at any time after the first anniversary of the Agreement Date upon at least 90 days’ prior written notice to Lender.  On the date specified in such notice, termination will be effective, so long as Borrower has paid to Lender, in same day funds, an amount equal to the aggregate principal amount of all loans outstanding on such date, together with accrued interest thereon, the originals of all letters of credit and bankers acceptances, if any, issued, created or guaranteed by Lender or any of its Affiliates for Borrower’s account have been returned for cancellation or have been presented and paid by Borrower or other arrangements satisfactory to Lender have been made, all other Obligations outstanding and unpaid have been paid in full in cash, and Borrower has provided Lender an indemnification agreement satisfactory to Lender with respect to returned and dishonored items and such other matters as Lender shall reasonably require.

(i)           Termination on Default.  Notwithstanding the foregoing, should a Default occur and be continuing, Lender will have the right to terminate this Agreement at any time without notice.

(j)           Survival.  Notwithstanding termination, all the terms, conditions, and provisions hereof (including Lender’s security interest in the Collateral, but excluding any obligations of Lender hereunder) will continue to be fully operative until all Obligations have been fully disposed of, concluded, paid, satisfied, and liquidated.

(k)          Payments as Loans.  Borrower’s failure to pay any amount due from Borrower under this Agreement or any other Loan Document, whether for principal, interest, fees, premiums, costs, expenses or otherwise, shall be deemed to be a request by Borrower for a loan hereunder, and Lender may charge Borrower’s loan account for any such amount.  Additionally, if Lender determines in its discretion that extensions of credit are necessary to protect the Collateral, Lender is hereby authorized to make such extensions of credit and charge them to Borrower’s loan account.

(l)           Reimbursement for Amounts Due to Benefactor.  Borrower hereby acknowledges and agrees that all amounts paid or payable by Lender to Benefactor Funding Corp. (together with its successors and assigns, “Benefactor”) pursuant to that certain Agreement dated on or about the Agreement Date among Benefactor, Borrower and Lender constitute “Obligations” hereunder and are secured by the Collateral.  Borrower shall pay to Lender all such amounts paid or payable to Benefactor within two Business Days of Lender’s demand therefor, or, alternatively, Lender may charge such amounts to Borrower’s loan account as a loan hereunder contemporaneously with Lender’s payment to Benefactor.

3.           Interest and Fees.

(a)         Interest on Loans.  Borrower will pay Lender or, at Lender’s option, Lender may charge Borrower’s loan account with, interest on the average daily net principal amount of loans outstanding hereunder, calculated monthly and payable on the first day of each calendar month, at the Interest Rate (computed on the basis of the actual number of days elapsed over a year of 360 days).  Any change in the Interest Rate shall be effective for purposes of calculating interest hereunder as of the date of such change.

Definitions:

“Interest Rate” means a rate equal to the Prime Rate plus the interest margin specified in Item 8 of the Schedule, but in no event shall the Interest Rate be less than the greater of x) the sum of LIBOR plus 2.5.0% or (y) the Prime Rate, plus the interest margin specified in Item 8 of the Schedule.  Such Interest Rate is subject to change based on any change in the Prime Rate or LIBOR Rate, as applicable.

“Prime Rate” means, at any time, the greater of (i) the rate of interest noted in The Wall Street Journal, Money Rates section, as the “Prime Rate” (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks) and (ii) the sum of the LIBOR Rate plus 250 basis points.  In the event that The Wall Street Journal quotes more than one rate, or a range of rates, as the Prime Rate, then the Prime Rate shall mean the average of the quoted rates.  In the event that The Wall Street Journal ceases to publish a Prime Rate, then the Prime Rate shall be the average of the three (3) largest U.S. money center commercial banks, as determined by Lender.  If applicable, the calculations required in the two immediately preceding sentences will determine the applicable rate of interest in clause (i) (i.e., prior to determining whether clause (i) or clause (ii) is the greater rate of interest). The “Prime Rate” may not be the lowest or best rate at which Lender calculates interest or extends credit.

 “LIBOR Rate” means, at any time, an interest rate per annum equal to the interest rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) reported at such time on Reuters Screen LIBOR1 Page (or otherwise on the Reuters screen) at 11:00 a.m. London time (or, if not appearing, as published in the “Money Rates” section of the Wall Street Journal or another national publication selected by the Lender) as the London Interbank Offered Rate for United States dollar deposits having a term of thirty (30) days and in a principal amount of $1,000,000.00 or more (or, if such page shall cease to be publicly available or, if the information contained on such page, in Lender’s sole judgment, shall cease to be accurately reflect such London Interbank Offered Rate, such rate as reported by any publicly available recognized source of similar market data selected by Lender that, in the Lender’s reasonable judgment, accurately reflects such London Interbank Offered Rate).

 (b)           Default Interest.  To the extent permitted by law and without limiting any other right or remedy of Lender hereunder, whenever there is a Default under this Agreement, the rate of interest on the unpaid principal balance of the Obligations shall, at the option of Lender, be increased by adding the default margin identified on Item 9 of the Schedule to the interest rate otherwise in effect hereunder.  Lender may charge such default interest rate retroactively beginning on the date the applicable Default first occurred or existed.  Borrower acknowledges that:  (i) such additional rate is a material inducement to Lender to make the loans described herein; (ii) Lender would not have made the loans in the absence of the agreement of Borrower to pay such additional rate; (iii) such additional rate represents compensation for increased risk to Lender that the loans will not be repaid; and (iv) such rate is not a penalty and represents a reasonable estimate of (A) the cost to Lender in allocating its resources (both personnel and financial) to the ongoing review, monitoring, administration and collection of the loans, and (B) compensation to Lender for losses that are difficult to ascertain.  In the event of termination of this Agreement by either party hereto, Lender’s entitlement to this charge will continue until all Obligations are paid in full.

(c)           Fees.  Borrower will pay to Lender the fees set forth in Item 10 of the Schedule.

(d)           No Usury.  Borrower acknowledges that Lender does not intend to reserve, charge or collect interest on money borrowed under this Agreement at any rate in excess of the rates permitted by applicable law and that, should any interest rate provided for in this Agreement exceed the legally permissible rate(s), the rate will automatically be reduced to the maximum rate permitted under applicable law.  If Lender should collect any amount from Borrower which, if it were interest, would result in the interest rate charged hereunder exceeding the maximum rate permitted by applicable law, such amount will be applied to reduce principal of the Obligations or, if no Obligations remain outstanding, will be refunded to Borrower.

(e)           Monthly Statements. Lender will render a statement to Borrower each month for loans, payments, and other transactions pursuant to this Agreement, and such statement rendered by Lender will be binding upon Borrower unless Lender is notified in writing to the contrary within 30 days after the date such statement is rendered.

4.             Representations and Warranties of Borrower.

(a)           Authority, Compliance with Laws, Litigation, No Material Adverse Change, Etc.  Borrower represents and warrants to Lender that:  (i) Borrower’s exact legal name, type of organization, state of organization and organizational identification number are fully and accurately set forth on Item 11 of the Schedule, and Borrower is duly organized and validly existing under the laws of such state of organization; (ii) the execution, delivery, and performance of this Agreement and the other Loan Documents are within Borrower’s corporate powers, have been duly authorized, do not violate Borrower’s constituent documents, any law or regulation, including without limitation, any law or regulation relating to occupational health and safety or protection of the environment, applicable to Borrower, or any indenture, agreement, or undertaking to which Borrower is a party or by which Borrower or Borrower’s property is bound; (iii) this Agreement and the other Loan Documents to which Borrower is a party constitute valid, binding and enforceable obligations of Borrower in accordance with the terms hereof and thereof, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws applicable to creditors’ rights generally or by generally applicable equitable principles affecting the enforcement of creditors’ rights; (iv) Borrower has no subsidiaries or other investments in other Persons, except as set forth on Item 12 of the Schedule; (v) Borrower is in compliance in all material respects with all laws, rules and regulations applicable to Borrower, including laws, rules or regulations concerning the environment, occupational health and safety and pensions or other employee benefits; (vi) except as set forth on Item 13 of the Schedule, there is no litigation or investigation pending against Borrower (or, so far as Borrower is aware, threatened) which, if it were decided adversely to Borrower, could reasonably be expected to have a material adverse effect on Borrower, Borrower’s financial or operational condition or Borrower’s prospects (taking into account any insurance coverage that has been acknowledged by the insurer); (vii) other than debt that is to be repaid from the proceeds of the first advance hereunder, Borrower is not indebted to any other Person for money borrowed nor has Borrower issued any guaranty of payment or performance by any other Person, except as set forth on Item 14 of the Schedule; (viii) since the date of the financial statements of Borrower most recently delivered to Lender, there has been no material adverse change in Borrower’s business, Borrower’s financial or operational condition or Borrower’s business prospects; and (ix) Borrower is, and after giving effect to the initial loans under this Agreement and the application of the proceeds of such loans Borrower will be, solvent and has sufficient revenues to pay Borrower’s obligations as they come due and adequate capital with which to conduct Borrower’s business.

(b)           Title to Assets, Other Collateral Matters.  Borrower represents and warrants to Lender that:  (i) Borrower has good and marketable title to the Collateral, free of all Liens except for Permitted Liens, and no financing statement, mortgage, notice of Lien, deed of trust, security agreement, or any other agreement or instrument creating or giving notice of any Lien against any of the Collateral has been signed, authorized or delivered by Borrower, except in Lender’s favor or with respect to Permitted Liens; (ii) with regard to each Account as it arises, except as set forth on a Borrowing Base Certificate including such Account:  (A) Borrower will have made delivery of the goods or will have rendered the services ordered; (B) the Customer will have accepted the goods and/or services; and (C) no Customer dispute will exist in any respect, including, without limitation, disputes as to price, terms, warranties, quantity or quality, and claims of set-off, release from liability or defense based upon any act of God or a public enemy or war or because of the requirements of law or of rules, orders, or regulations having the force of law; (iii) all Inventory is in good condition, meets all applicable governmental standards and is currently usable or saleable in the ordinary course of Borrower’s business for a price approximating at least Borrower’s cost thereof; (iv) all Equipment is in good condition and state of repair, ordinary wear and tear excepted; (v) all Collateral meets applicable government standards; (vi) in the past five years, except as set forth on Item 15 of the Schedule (A) Borrower has not used any other legal, trade or fictitious names, and (B) Borrower has not been a party to any merger or purchased assets from any other Person other than in the ordinary course of business; and (vii) each of Borrower’s chief executive office and principal place of business, all Inventory, all Equipment and all other Collateral is located at the addresses (including the county) set forth on Item 16 of the Schedule and has not been located at any other location during the five year period prior to the Agreement Date.

(c)           Ownership Structure. Borrower represents and warrants that (i) Item 17 of the Schedule accurately describes the ownership by officers and directors of Borrower’s capital stock, membership interests or other equity interests, and (ii) the individual(s) listed on Item 17 of the Schedule have, directly or indirectly, managerial control of Borrower.

(d)           Additional Representations.  Borrower represents and warrants to Lender that: (i) Borrower is not engaged as one of Borrower’s principal activities in owning, carrying or financing the purchase or ownership by others of “margin stock” (as defined in Regulation U of the Board of Governors of the Federal Reserve System); (ii) Borrower owns no real property and leases no real property other than as listed on Item 18 of the Schedule; (iii) a true, correct and complete list of any warehousemen, processors, consignees or other bailees with possession or control of any Inventory is set forth on Item 18 of the Schedule; and (iv) a list and brief description of all bank accounts maintained by Borrower with any bank or financial institution is set forth on Item 19 of the Schedule.

5.            Collateral.

(a)           Grant of Security Interest.  To induce Lender to accept this Agreement and to make loans to Borrower from time to time pursuant to its terms, Borrower hereby grants to Lender, for itself and as agent for any Affiliate of Lender, a security interest in, and assigns, mortgages and pledges to Lender, for itself and as agent for any Affiliate of Lender, all of Borrower’s right, title and interest in and to all of Borrower’s property, whether real or personal, tangible or intangible, now owned or existing or hereafter acquired or arising, including all of the following (collectively, the “Collateral”):

(i)           all Accounts, Inventory, Equipment, Goods, General Intangibles and Negotiable Collateral;

(ii)          all investment property, securities and securities accounts and financial assets, as well as all bank and depository accounts;

(iii)         all chattel paper (whether tangible or electronic) and contract rights;

(iv)         all guaranties, collateral, Liens on real or personal property, leases, letters of credit, letter-of-credit rights, supporting obligations, and all other rights, agreements, and property securing or relating to payment of Accounts or any other Collateral;

(v)          all documents, books and records relating to any Collateral or to Borrower’s business;

(vi)         all other property of Borrower’s now or hereafter in the possession or control of Lender or any of Lender’s Affiliates (including cash, money, credits and balances of Borrower held by or on deposit with Lender or any Affiliate of Lender);

(vii)        all other assets of any Obligor in which Lender receives a security interest to secure all or part of the Obligations or which hereafter come into the possession, custody or control of Lender or any Affiliate of Lender;

(viii)       all of Borrower’s commercial tort claims listed on (A) Item 20 of the Schedule (which Borrower represents and warrants is a true, accurate and complete list of all of Borrower’s commercial tort claims as of the Agreement Date) or (B) any other writing provided to Lender pursuant to Section 7(g); and

(ix)          all proceeds and products of all of the foregoing in any form, including amounts payable under any policies of insurance insuring all or any of the foregoing against loss or damage, all parts, accessories, attachments, special tools, additions, replacements, substitutions and accessions to or for all or any of the foregoing, all condemnation or requisition payments with respect to all or any of the foregoing and all increases and profits received from all or any of the foregoing.

(b)           Obligations.  Such grant, assignment, mortgage and transfer is made for the purpose of securing and the Collateral secures and will continue to secure all of the Obligations.

6.           Financial Covenants.  Borrower shall comply with each of the financial covenants set forth on Item 21 of the Schedule.

7.           Collateral Covenants.

(a)           Accounts.  Borrower will notify Lender promptly of and settle all Customer disputes, but, if Lender so elects, Lender will have the right at all times to settle, compromise, adjust, or litigate all Customer disputes directly with the Customer or other complainant upon such terms and conditions as Lender deems advisable without incurring liability to Borrower for Lender’s performance of such acts.  All of Borrower’s books and records concerning Accounts and a copy of Borrower’s general ledger will be maintained at the address of Borrower’s chief executive office set forth on Item 16 of the Schedule.  All Accounts included on any Borrowing Base Certificate will be, except as indicated on such Borrowing Base Certificate or subsequently in writing to Lender, bona fide and existing obligations of Customers arising out of the sale of goods and/or the rendering of services by Borrower in the ordinary course of Borrower’s business, owned by and owing to Borrower without defense, setoff or counterclaim, and will be subject to a perfected, first-priority security interest in Lender’s favor and will be free and clear of all other Liens.

(b)           Inventory.  All Inventory will at all times be located at one of the Inventory locations set forth on Item 16 of the Schedule as the current location of Borrower’s chief executive office or a current location of other Collateral, will be subject to a perfected, first-priority security interest in Lender’s favor and will be free and clear of all other Liens.  Sales of Inventory will be made in compliance with all material requirements of applicable law.

(c)           Equipment.  Borrower will maintain all Equipment used or useful in Borrower’s business in good and workable condition, ordinary wear and tear excepted, subject to a perfected, first-priority security interest in Lender’s favor and free and clear of all other Liens (other than Permitted Liens), at one of the locations set forth on Item 16 of the Schedule as the current location of Borrower’s chief executive office or a current location of other Collateral.

(d)           Defense of Title.  All Collateral will at all times be owned by Borrower, and Borrower will defend Borrower’s title to the Collateral against the claims of third parties.  Borrower will at all times keep accurate and complete records of the Collateral.

(e)           Perfection; Further Assurances.  Borrower will give Lender at least 30 days’ prior written notice of any change in Borrower’s name, state of organization or organizational identification number, any change in the location of Borrower’s principal place of business or chief executive office, any change in the locations of Borrower’s Inventory or Equipment and any acquisition by Borrower of any interest in real property.  Borrower will, at Borrower’s expense, promptly execute and deliver from time to time at Lender’s request and pay the costs of filing such additional financing statements, mortgages, or other evidences of Liens as may be necessary or desirable to perfect or continue perfection of Lender’s security interest in Borrower’s property or, at Lender’s request, to create and perfect a Lien on newly acquired real property.  Borrower will use all reasonable efforts to obtain from any landlord, warehouseman, processor or other third party operator of premises on which any Collateral is located an acceptable Lien waiver or subordination agreement in Lender’s favor with respect to such Collateral.  All Collateral is and will continue to be, except as expressly consented to by Lender, personal property and will not, by reason of attachment or connection to any realty, either become or be deemed to be a fixture or appurtenance to such realty and will at all times be readily removable without material damage to any realty.  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon written request therefor from Lender, endorse and assign such Negotiable Collateral over to Lender and deliver actual physical possession of the Negotiable Collateral to Lender.  Borrower shall at any time and from time to time take such steps as Lender may request for Lender (i) to obtain an acknowledgment, in form and substance satisfactory to Lender, of any bailee having possession of any of the Collateral that such bailee holds such Collateral for Lender, (ii) to obtain “control” of any investment property, deposit accounts, letter-of-credit rights or chattel paper (including electronic chattel paper) in accordance with Article 9 of the UCC, with any agreements establishing control to be in form and substance satisfactory to Lender, and (iii) otherwise to ensure the continued perfection and priority of Lender’s security interest in any of the Collateral and of the preservation of its rights therein.  Lender may, from time to time at Borrower’s reasonable expense, obtain an appraisal on some or all of the Collateral.

(f)           Insurance.  Borrower will obtain and maintain in full force and effect insurance covering the Collateral against all risks to which the Collateral is exposed, including loss, damage, fire, theft, and all other such risks, in such amounts, with such companies, under such policies and in such form as will be satisfactory to Lender, which policies will name Lender as an additional insured and provide that loss thereunder will be payable to Lender as Lender’s interests may appear upon a loss payee endorsement acceptable to Lender.  All proceeds of any such insurance will be paid over to Lender directly, and Lender may apply such proceeds to payment of the Obligations, whether or not due, in such order of application as Lender determines or, in Lender’s sole discretion, apply such proceeds, in whole or in part, to the replacement, restoration or rebuilding of the lost or damaged property.  Borrower will provide to Lender from time to time certificates showing such coverage in effect and, at Lender’s request, the underlying policies.

(g)           Commercial Tort Claims.  If Borrower shall at any time acquire a commercial tort claim, Borrower shall immediately notify Lender in a writing signed by Borrower of the details thereof and grant to Lender in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance satisfactory to Lender.

(h)           Financing Statements.  Lender may at any time and from time to time file financing statements, continuation statements and amendments thereto that describe the Collateral as “all assets” of Borrower or words of similar effect and which contain any other information required by Part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement, continuation statement or amendment, including whether Borrower is an organization, the type of organization and any organization identification number issued to Borrower.  Borrower agrees to furnish any such information to Lender promptly upon request.  Any such financing statements, continuation statements or amendments may be signed by Lender on behalf of Borrower or filed by Lender without the signature of Borrower and may be filed at any time in any jurisdiction.  Borrower acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement naming Borrower as the debtor and Lender as the secured party without the prior written consent of Lender, and Borrower agrees that it shall not do so without the prior written consent of Lender.

8.            Negative Covenants.

(a)           No Merger.  Without Lender’s prior written consent, which will not be unreasonably withheld, Borrower will not merge or consolidate with any other Person or sell, transfer, lease, abandon, or otherwise dispose of a substantial portion of Borrower’s assets or any of the Collateral or any interest therein, except that, so long as no Default has occurred and is continuing, Borrower may sell Inventory in the ordinary course of Borrower’s business

(b)           No Debt or Liens; Taxes.  Borrower will not obtain or attempt to obtain from any Person other than Lender any loans, advances, or other financial accommodations or indebtedness of any kind, nor will Borrower enter into any direct or indirect guaranty of any obligation of another Person, other than (i) Subordinated Debt, and (ii) indebtedness in connection with purchase money security interests constituting Permitted Liens (and capital leases) not to exceed, in aggregated principal amount, the amount set forth on Item 22 of the Schedule at any one time outstanding.  Borrower will not permit any of Borrower’s assets to be subject to any Lien other than Permitted Liens.  Borrower shall pay when due (or before the expiration of any extension period) any tax or other assessment (including all required payments or deposits with respect to withholding taxes), and Borrower will, upon request by Lender, promptly furnish Lender with proof satisfactory to Lender that Borrower has made such payments and deposits.

(c)           No Distributions.  Borrower will not retire, repurchase or redeem any of Borrower’s capital stock or other ownership interest in Borrower, nor declare or pay any dividend in cash or other property (other than additional shares of capital stock or additional ownership interests) to any owner or holder of Borrower’s shares or other ownership interest; provided, that i) so long as no Default exists hereunder or would be caused by any such transaction, and ii) sufficient availability exists under the Borrowing Base to effect such transaction, Borrower may acquire up to Five Hundred Thousand and No/100 Dollars ($500,000) of its capital stock or equity interests without any additional consent from Lenders.  In addition, provided that i) so long as no Default exists hereunder or would be caused by any such transaction, and ii) sufficient availability exists under the Borrowing Base to effect such transaction, Borrower may request Lender’s consent to purchases by Borrower of more than Five Hundred Thousand and No/100Dollars ($500,000) of its capital stock or equity interests, which consent shall not be unreasonably withheld.  Additionally, so long as Borrower is effectively treated as a Subchapter S corporation under the Internal Revenue Code, Borrower may make distributions or pay dividends to its shareholders in an amount not to exceed the federal and state income tax liability of such shareholders which is directly attributable to Borrower’s operations and financial results.

(d)           No ERISA Liabilities.  Borrower will make timely payments of all contributions required to meet the minimum funding standards for Borrower’s employee benefit plans subject to the Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) and will promptly report to Lender the occurrence of any reportable event (as defined in ERISA) and any giving or receipt by Borrower of any governmental notice (other than routine requests for information) in respect of any such plan.

(e)           Transactions with Affiliates.  Borrower will not engage in any transaction with any of Borrower’s officers, directors, employees, owners or other Affiliates, except for an “arms-length” transaction on terms no less favorable to Borrower than would be granted to Borrower in a transaction with a Person who is not an Affiliate, which transaction shall be approved by Borrower’s disinterested directors and shall be disclosed in a timely manner to Lender prior to the consummation of the transaction.

(f)           Loans/Investments.  Borrower will not make any loans or advances to or extend any credit to any Person except (i) the extension of trade credit in the ordinary course of business; and (ii) advances to employees not to exceed an aggregate outstanding amount of $50,000 at any one time outstanding for all employees.  Borrower shall not purchase, acquire or otherwise invest in any Person except: (A) existing investments in Borrower’s subsidiaries described on Item 12 of the Schedule without Lender’s prior written consent, which will not be unreasonably withheld; (B) direct obligations of the United States of America maturing within one year from the acquisition thereof; (C) certificates of deposit issued by, or investment accounts in, banks or financial institutions having a net worth of not less than $50,000,000; and (D) commercial paper rated A-1 by Standard & Poor’s Ratings Group or P-1 by Moody’s Investors Service, Inc.  Without limiting the generality of the foregoing, Borrower shall not create any new subsidiary.

(g)           Capital Expenditures.  Borrower shall not make or incur capital expenditures in excess of the amount set forth on Item 23 of the Schedule during any fiscal year.

(h)           Compensation.  Borrower shall not increase the total compensation paid to its officers or directors (or any of their relatives), including salaries, withdrawals, fees, bonuses, commissions, drawing accounts and other payments, whether directly or indirectly, in money or otherwise, during any fiscal year of Borrower during the term of this Agreement in an aggregate amount for all such officers and directors in excess of the limit specified in Item 24 of the Schedule.

(i)           Amendments of Documents.  Borrower shall not amend or modify  any note, instrument or agreement in connection with any  Subordinated Debt without the prior written consent of Lender, which will not be unreasonably withheld.

(j)           Use of Proceeds.  Borrower shall not use the proceeds of any Loans for any purpose other than general working capital purposes.

9.            Reporting and Information.

(a)           Financial Statements.  Borrower will submit to Lender as soon as available, and in any case not later than 30 days after the end of each month, an internally prepared balance sheet and statement of profit and loss certified by Borrower’s chief financial or accounting officer as presenting fairly, Borrower’s financial condition as of the last day of such month and Borrower’s results of operations for such month and for the portion of Borrower’s fiscal year ending with such month. The foregoing statements may not include all of the adjustments as required by GAAP.  Borrower will also submit quarterly to Lender with 45 days after the end of each quarter a copy of its Form 10Q which shall include a condensed balance sheet, income statement and statement of cash flow prepared in accordance with GAAP. Borrower will also submit to Lender annual financial statements within 90 days after the end of each fiscal year, including a balance sheet, the related statement of profit and loss and stockholders’ equity and a statement of cash flows, in each case prepared in accordance with the requirements set forth on Item 25 of the Schedule.  Borrower will also submit to Lender annually at least 30 days prior to Borrower’s fiscal year end forecasted financial statements for the upcoming fiscal year, containing a projected balance sheet and profit and loss statement.  Together with each monthly and annual financial statement, Borrower will deliver to Lender the certification of Borrower’s chief financial or accounting officer in the form of Exhibit B attached hereto to the effect that Borrower is in compliance with the terms and conditions of this Agreement, and setting forth in detail the calculation of all financial covenants, or, if Borrower is not in compliance, describing the nature of any noncompliance and the steps Borrower is taking or proposes to take to remedy the same.

(b)           Collateral Reports.  Concurrent with the execution of this Agreement by Borrower and concurrent with each request for a loan pursuant to Section 2(a), but no less frequently than as required by Item 26 of the Schedule, Borrower shall deliver to Lender a fully completed Borrowing Base Certificate certified by the Chief Executive Officer or Chief Financial Officer of Borrower as being true and correct.  Concurrent with the delivery of each such Borrowing Base Certificate, Borrower shall provide a written report to Lender of all materially significant returns, disputes and claims, together with sales and other reports relating to the Accounts and Inventory as required by Lender.  Borrower shall deliver to Lender within ten (10) days after the end of each month a report, reflecting the status as of the end of each month and certified by the Chief Executive Officer or Chief Financial Officer of Borrower as being true and correct, containing (i) a current detailed aging, by total and by Customer, of Borrower’s Accounts, (ii) a current detailed aging, by total and by vendor, of Borrower’s accounts payable, and (iii) a detailed report of Borrower’s Inventory, setting forth the quantity, type and cost thereof, all of which shall be set forth in a form and shall contain such information as is acceptable to Lender.  Borrower will also conduct a physical inventory count no less frequently than annually, adjust Borrower’s records to reflect the results of the count and deliver to Lender monthly a list of locations of Inventory and the types and values of Inventory at each such location, in such form as Lender may require.  At Lender’s request, Borrower shall conduct such physical inventory counts and deliver such information more or less often than described above and such other information with respect to the Collateral, Borrower or Borrower’s business or financial condition as Lender may reasonably request.

  (c) Intentionally left blank

  (c)           Other Information.  Borrower will notify Lender as promptly as possible of any Default, any receipt by Borrower of notice from any governmental authority that Borrower has or may have violated any law, rule or regulation applicable to Borrower or the terms or conditions of any permit or license Borrower holds or is required to hold in connection with the conduct of Borrower’s business, any amendment to Borrower’s constituent documents and any change in Borrower’s management or ownership, and the commencement of any material litigation, claim or action against Borrower.

10.           Inspection Rights; Expenses; Etc.

(a)           Inspection.  So long as a Default has not occurred and with reasonable notice, Lender may examine and make copies of Borrower’s records, the Collateral and all other assets of Borrower or any portion thereof, wherever located, and may enter upon Borrower’s premises for such purposes, during business hours.  However, if a Default has occurred then Lender may enter Borrower’s premises for examination of Borrower’s records, the Collateral and all of assets of Borrower or any portion thereof, wherever located, and may enter upon Borrower’s premises for such purposes, without notice, during business hours.  Borrower will assist Lender in whatever way necessary to make each such examination.  Lender may discuss Borrower’s financial condition with Borrower’s independent accountants without liability to Lender or such accountants.

(b)           Performance by Lender.  Lender may, from time to time at Lender’s option, perform any agreement of Borrower’s hereunder which Borrower fails to perform and take any other action which Lender deems necessary for the maintenance or preservation of any of the Collateral or Lender’s interest therein, and Borrower agrees to reimburse Lender immediately on demand for all of Lender’s expenses in connection with the foregoing (including, without being limited to, reasonable fees and expenses of legal counsel), together with interest thereon at the default rate of interest provided for herein from the date any such expense is incurred until reimbursed by Borrower.

(c)           Field Examinations; Inspections.  Lender shall have the right without hindrance or delay to conduct field examinations to inspect the Collateral, Borrower’s books and records and all other aspects of Borrower’s business (with reasonable notice as long as no Default has occurred, but no notice to Borrower shall be required following a Default). .Borrower agrees to pay for such examinations as more fully described on Item 27 of the Schedule.  Lender shall have full access to all records available to Borrower from any credit reporting service, bureau or similar service and shall have the right to examine and make copies of any such records.  Lender may exhibit a copy of this Agreement to such service and such service shall be entitled to rely on the provisions hereof in providing access to Lender as provided herein.

11.           Rights of Setoff, Application of Payments, Etc.  Lender will be entitled to hold or set off all sums and all other property of Borrower at any time to Borrower’s credit or in Lender’s possession (or the possession of any of Lender’s Affiliates) by pledge or otherwise or upon or in which Lender may have a Lien, as security for any and all of the Obligations.  Lender will have the right and is hereby irrevocably authorized and directed to charge to Borrower’s account the amounts of any and all such Obligations.  Recourse to the Collateral or other security for the Obligations will not at any time be required and Borrower hereby waives any right of marshalling Borrower may have.  Borrower’s obligation to pay or repay the Obligations is unconditional.  Borrower agrees that Lender may take such action with regard to the custody and collection of Accounts assigned to Lender as Lender may deem necessary.  Borrower agrees that failure to take any action with regard to any given Account will not be unreasonable until and unless Lender receives a written request for specific action from Borrower with regard thereto and fails to respond thereto within a commercially reasonable time.  Borrower irrevocably waives the right to direct the application of any and all payments and collections at any time or times hereafter received by Lender from or on behalf of Borrower (including any rights Borrower may have under applicable law of the Official Code of Oklahoma), and Borrower hereby irrevocably agrees that Lender shall have the continuing exclusive right to apply and reapply any and all such payments and collections received at any time or times hereafter by Lender or its agent against the Obligations, in such manner and in such order as Lender may deem advisable.

12.           Attorney-in-Fact.  Borrower hereby appoints and constitutes Lender as Borrower’s attorney-in-fact:  (a) at any time, (i) to endorse Borrower’s name upon any notes, acceptances, checks, drafts, money orders, and other evidences of payment that come into Lender’s possession and to deposit or otherwise collect the same; (ii) to send verifications of accounts to Customers; and (iii) to execute in Borrower’s name any financing statements, affidavits and notices with regard to any and all Lien rights; and (b) while any Default exists, (i) to receive, open, and dispose of all mail addressed to Borrower; (ii) to notify the postal authorities to change the address and delivery of mail addressed to Borrower to such address as Lender may designate; (iii) to sign Borrower’s name on any invoice or bill of lading relating to the Collateral, on drafts against Customers, and notices to Customers; (iv) to sign any agreement or certificate in connection with any insurance policy of Borrower (including any documentation to receive benefit payments due thereunder or to cancel such insurance policy and receive a refund of the unearned premium with respect thereto); and (v) to do all other acts and things necessary to carry out this Agreement.  All acts of said attorney-in-fact are hereby authorized, ratified and approved, and said attorney-in-fact will not be liable for any errors or mistake of fact or law.  This power, being coupled with an interest, is irrevocable while any of the Obligations remain unpaid or Lender has any commitment to Borrower under this Agreement or otherwise.

13.           Defaults and Remedies.

(a)           Defaults.  For purposes of this Agreement, “Default” means the occurrence of any of the following events:  (i) non-payment when due of any amount payable on any of the Obligations or breach of any covenant or failure to perform any agreement or failure to meet any of Borrower’s obligations contained herein, in any other Loan Document or in any other agreement out of which any of the Obligations arose; (ii) any intentional misstatement or misrepresentation of a material fact by Borrower or any other Obligor made to the Lender in writing in this Agreement, any other Loan Document, or in any other writing relied upon by Lender in making any Loan pursuant to Section 2 of this Agreement or in connection with any forbearance of any right Lender may have pursuant to this Agreement; (iii) any intentional act by the Borrower resulting in the diversion of funds in breach of the Lenders rights set forth in any lockbox, blocked account or agency account agreement referred to in Item 6 of the Schedule; (iv) Borrower admits in writing that it is insolvent or unable to pay its debts, makes an assignment for the benefit of creditors, or makes a conveyance fraudulent as to creditors under any state or federal law, or a proceeding is instituted by the Borrower alleging that such Borrower is insolvent or unable to pay debts as they mature, or a petition under any provision of Title 11 of the United States Code, as amended, is filed by Borrower;  (v) other than the intentional misstatements or misrepresentations specified in subsection (ii) of this Section 13, any material statement, representation, or warranty made in writing in this Agreement, any other Loan Document or in any other writing or statement at any time furnished or made by Borrower or any other Obligor to Lender proves to have been untrue in any material respect as of the date furnished or made or deemed furnished or made; (vi) non-payment when due of the premium on any insurance policy required to be maintained hereunder; (vii) Borrower’s default (and expiration of any applicable cure period) under any other agreement for borrowed money or any other agreement involving more than the amount set forth on Item 28 of the Schedule; (viii) suspension of the operation of Borrower’s present business; (ix) the Borrower becomes insolvent or unable to pay its debts as they mature,  or an involuntary proceeding is instituted against the Borrower alleging that such Borrower is insolvent or unable to pay debts as they mature, or an involuntary petition under any provision of Title 11 of the United States Code, as amended, is filed against the Borrower (provided, however, that Borrower shall have 30 days to cause the dismissal of an involuntary petition filed against it); (x) entry of any judgment in excess of the amount set forth on Item 29 of the Schedule against the Borrower or creation, assertion, or filing of any judgment or tax Lien against the property of the Borrower, in each case which remains undischarged for 10 days after such entry or filing; (xi) dissolution, merger, or consolidation of any Obligor which is a corporation, partnership or limited liability company except as approved by Lender; (xii) transfer of a substantial part (determined by market value) of the property of the Borrower except as approved by Lender; (xiii) appointment of a receiver for the Collateral or for any other property in which Borrower has an interest, which appointment remains in effect for 10 days; (xiv) seizure of any material portion of the Collateral by any Person other than Lender; (xv) any person identified on Item 30 of the Schedule shall for any reason cease to hold the office of Borrower set forth opposite such person’s name on Item 30  of the Schedule (or any such person shall cease to perform the duties generally associated with such office) and a replacement reasonably satisfactory to Lender shall not be appointed within 90 days; (xvi) the occurrence of any act, omission, event or circumstance which has or could reasonably be expected to affect the Borrower’s ability to pay any of the Obligations or to affect the Borrower’s ability to continue its operations as a going concern; (xvii) payment by Borrower on any Subordinated Debt in violation of the applicable subordination agreement; or (xviii) the Pension Benefit Guaranty Corporation or the Department of Labor commences proceedings under ERISA to terminate any of Borrower’s employee pension benefit plans, provided, however, that no default under subsections (v) through (xviii) inclusive shall occur unless the event specified therein shall have continued for a period of three (3) Business Days after written notice has been given by Lender to Borrower of Lender’s intent to declare Borrower in default under this Section 13.

(a)           Remedies.  If a Default occurs and is continuing, in each case without demand or notice to Borrower, any other Obligor or any other Person (unless such notice is expressly required hereunder or under applicable law):

(i)           Lender may terminate Lender’s commitment, if any, to make loans or to extend other financial accommodations to Borrower, and may declare the entire principal amount of all loans outstanding hereunder, all interest thereon, any unpaid fees and all other Obligations of any kind or nature to be, and thereupon the same will immediately become, due and payable in full; and, in the event of a Default described under clause (vi) of Section 13(a), such termination and acceleration shall automatically occur without any notice, demand or presentment of any kind.  Borrower agrees to deposit with Lender a cash sum equal to the amount of letters of credit and acceptances issued or guaranteed by Lender or any Affiliate of Lender which have not been drawn upon or matured, which funds will be used to reimburse Lender or such Affiliate of Lender upon drawing under any letter of credit or maturity of any acceptance.

(ii)                       Lender may decrease the advance rates set forth in the definition of “Borrowing Base” in Lender’s discretion.

(iii)                      Lender or Lender’s designee may notify Customers that the Accounts have been assigned to Lender and that Lender has a security interest therein, collect them directly, and charge the collection costs and expenses to Borrower’s loan account.

(iv)                      Lender may (A) exercise any of its remedies under any other Loan Document, (B) apply any cash collateral to the Obligations (without limiting the foregoing, Lender may instruct any bank or other financial institution holding any cash, certificate of deposit or other Collateral to pay over such Collateral to Lender), and (C) draw on any letter of credit issued for the benefit of Lender in connection with this Agreement or any other Loan Document and apply the proceeds thereof to the Obligations, in each case without demand or notice to Borrower or any other Person.

(v)                       Lender may make such payments and do such acts as Lender considers necessary or reasonable to protect its security interest in the Collateral.  Borrower authorizes Lender to enter each premises where any Collateral is located, take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest or compromise any Lien which in Lender’s opinion appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith.

(vi)                      Lender may ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale and sell the Collateral.  Any such sale may be either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms.  It is not necessary that the Collateral be present at any such sale.

(vii)                     Lender may, without regard to any waste, adequacy of the security or solvency of Borrower, apply for the appointment of a receiver of the Collateral, to which appointment Borrower hereby consents, whether or not foreclosure proceedings have been commenced hereunder or under any other Loan Document and whether or not a foreclosure sale has occurred.

(viii)                    Lender may cancel any insurance policy of Borrower’s in exchange for a refund of the unearned premium with respect thereto, and Borrower hereby authorizes any insurance company which has issued any such policy to make such payment directly to Lender for application to the Obligations with the exception of Borrower’s director and officer liability insurance.

(ix)                      Lender may, at Lender’s option, exercise any of the remedies available to Lender as a secured party under the Uniform Commercial Code as in effect in any applicable jurisdiction, or otherwise available to Lender under applicable law.  Borrower agrees, upon Default, to cease the sale or other disposition of the Collateral, except with Lender’s prior written consent, and to assemble at Borrower’s expense all the Collateral at a convenient place acceptable to Lender.  Lender may charge to Borrower’s loan account and Borrower will pay Lender upon demand all costs and expenses, including reasonable attorneys’ fees (including fees of attorneys that are regular salaried employees of Lender or any of its Affiliates), in connection with:  (A) the liquidation of any Collateral; (B) obtaining or enforcing payment of the Obligations; (C) the settlement, adjustment, compromise, or litigation of Customer disputes; or (D) the prosecution or defense of any action or proceeding either against Lender or against Borrower concerning any matter growing out of or in connection with this Agreement and/or any Collateral and/or any Obligations.  If at any time Lender pays any state, city, local, federal, or other tax or levy attributable to the Collateral, Borrower will repay to Lender the amount of tax so paid by Lender.  Borrower agrees that Lender may apply any proceeds from disposition of the Collateral first to satisfy obligations secured by Liens prior to Lender’s security interest.  Borrower will remain liable and will pay on demand any deficiencies arising upon the liquidation of any Collateral held by Lender.

(b)           Notices.  If any notice of intended disposition of the Collateral or of any other act by Lender is required by law and a specific time period is not stated therein, such notice, if given five days before such disposition or act, in accordance with the provisions of Section 15(a), will be deemed reasonably and properly given.

(c)           License.  Borrower hereby grants to Lender a license or other right to use, without charge, Borrower’s labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale and selling any Collateral and Borrower’s rights under all licenses, and all franchise agreements shall inure to Lender’s benefit.

(d)           Remedies Cumulative.  Lender’s rights and remedies under this Agreement and all other Loan Documents shall be cumulative.  Lender shall have all other rights and remedies not inconsistent herewith as provided under the UCC, by law, or in equity.  No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any default on Borrower’s part shall be deemed a continuing waiver.  No delay by Lender shall constitute a waiver, election or acquiescence by it.

14.           Indemnification.  Borrower agrees to defend, indemnify, and hold harmless Lender and Lender’s directors, officers, employees, Affiliates, representatives, attorneys and agents (each an “Indemnified Person”) from and against any and all penalties, fines, liabilities, damages, costs, or expenses of whatever kind or nature asserted against any such Indemnified Person, arising out of, or in any way related to this Agreement or any other Loan Document, or the transactions contemplated hereby or thereby, including by reason of the violation of any law or regulation relating to the protection of the environment or the presence, generation, disposal, release, or threatened release of any hazardous materials in connection with Borrower’s business on, at or from any property at any time owned or operated by Borrower, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, court costs, and litigation expenses actually incurred.  Without limiting the foregoing, Borrower represents and warrants that there has been no loan broker or investment banker involved in connection with the transactions contemplated hereby, and Borrower agrees to indemnify and hold Lender harmless from any claim of compensation payable to any loan broker or investment banker in connection with the transactions contemplated hereby.

15.           General Provisions.

(a)           Notices.  Except as specifically provided in this Agreement or in any of the other Loan Documents, all notices and communications hereunder and thereunder will be in writing or by telephone subsequently confirmed in writing.  Notices in writing will be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid, or by facsimile transmission and will be deemed received, in the case of personal delivery, when delivered; in the case of overnight courier service, on the next Business Day after delivery to such service; in the case of mailing, on the fourth Business Day after mailing; and, in the case of facsimile transmission, upon transmittal if confirmed by the sender’s facsimile device; provided that in the case of notices to Lender, Lender will be charged with knowledge of the contents thereof only when such notice is actually received by Lender.  A telephonic notice to Lender as understood by Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.  Notices to Lender or Borrower will be sent to the addresses set forth on Item 31 of the Schedule, or any other address for either of Borrower or Lender of which the other is notified by like notice.

(b)           No Waiver.  No waiver hereunder will be valid unless in writing signed by Lender and then only to the extent therein stated.  No delay or failure on Lender’s part in the exercise of any right or remedy hereunder will operate as a waiver thereof or of Lender’s right to exercise any other right or remedy.

(c)           Time of Essence.  Time is of the essence of this Agreement.

(d)           Severability.  Wherever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement will be prohibited by or invalid under applicable law, such provision will be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

(e)           Successors and Assigns.  Borrower’s and Lender’s rights and obligations hereunder will inure to the benefit of Borrower’s and Lender’s respective successors and assigns, provided that Borrower acknowledges and agrees that without Lender’s prior written consent, which may be withheld for any reason or no reason, Borrower may not assign Borrower’s rights or obligations or any part thereof hereunder to any other Person.  Notwithstanding anything herein to the contrary, Lender may, without the consent of Borrower, grant a security interest in, sell or assign, grant or sell participations or otherwise transfer all or any portion of its rights and obligations hereunder to one or more Persons.

(f)           Governing Law; Submission to Jurisdiction; Service; Etc.  This Agreement and the other Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict of law provisions and principles) of the State of Oklahoma.  Borrower hereby consents to the non-exclusive jurisdiction of any United States Federal Court sitting in or with direct or indirect jurisdiction over the Western District of Oklahoma or any Oklahoma state court sitting in Oklahoma County, Oklahoma, in any action, suit or other proceeding arising out of or relating to this Agreement or any of the other Loan Documents, and Borrower irrevocably agrees that all claims and demands in respect of any such action, suit or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereafter have as to the venue of any such action, suit or proceeding brought in any such court or that such court is an inconvenient forum.  Borrower waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to Borrower at Borrower’s address for notices pursuant to this Agreement, and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the United States mails.  Nothing herein shall limit the right of Lender to bring proceedings against Borrower or any of its Affiliates in the courts of any other jurisdiction.  Any judicial proceeding commenced by Borrower against Lender or any other holder of any Obligations, or any Affiliate of Lender or any other holder of any Obligations, involving, directly or indirectly, any matter in any way arising out of, related to or connected with any Loan Document shall be brought only in a United States Federal Court sitting in or with direct jurisdiction over the Western District of Oklahoma or any Oklahoma state court sitting in Oklahoma County, Oklahoma.  Nothing in this Agreement shall be deemed or operate to affect the right of the Lender to serve legal process in any other manner permitted by law or to preclude the enforcement by Lender of any judgment or order obtained in such forum or the taking of any action under this Agreement to enforce same in any other appropriate forum or jurisdiction.

(g)           Waiver of Jury Trial.  TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER HEREBY IRREVOCABLY AND EXPRESSLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT, THE OBLIGATIONS OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR EITHER PARTY’S ACTIONS IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT HEREOF OR THEREOF.  EACH OF BORROWER AND LENDER ACKNOWLEDGES THAT SUCH WAIVER IS MADE WITH FULL KNOWLEDGE AND UNDERSTANDING OF THE NATURE OF THE RIGHTS AND BENEFITS WAIVED HEREBY, AND WITH THE BENEFIT OF ADVICE OF COUNSEL OF ITS CHOOSING.

(h)           Waiver of Hearing.  BORROWER HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES ALL RIGHTS WHICH BORROWER HAS UNDER THE OFFICIAL CODE OF OKLAHOMA OR UNDER ANY SIMILAR PROVISION OF APPLICABLE LAW TO NOTICE AND TO A JUDICIAL HEARING PRIOR TO THE ISSUANCE OF A WRIT OF POSSESSION ENTITLING LENDER, ITS SUCCESSORS AND ASSIGNS TO POSSESSION OF THE COLLATERAL UPON A DEFAULT.  WITHOUT LIMITING THE GENERALITY OF THE FOREGOING AND WITHOUT LIMITING ANY OTHER RIGHT WHICH LENDER MAY HAVE, BORROWER CONSENTS THAT, IF LENDER FILES A PETITION FOR AN IMMEDIATE WRIT OF POSSESSION IN COMPLIANCE WITH APPLICABLE LAW OF THE OFFICIAL CODE OF OKLAHOMA OR UNDER ANY SIMILAR PROVISION OF APPLICABLE LAW AND THIS WAIVER OR A COPY HEREOF IS ALLEGED IN SUCH PETITION AND ATTACHED THERETO, THE COURT BEFORE WHICH SUCH PETITION IS FILED MAY DISPENSE WITH ALL RIGHTS AND PROCEDURES HEREIN WAIVED AND MAY ISSUE FORTHWITH AN IMMEDIATE WRIT OF POSSESSION IN ACCORDANCE WITH APPLICABLE LAW OF THE OFFICIAL CODE OF OKLAHOMA OR IN ACCORDANCE WITH ANY SIMILAR PROVISION OF APPLICABLE LAW, WITHOUT THE NECESSITY OF AN ACCOMPANYING BOND AS OTHERWISE REQUIRED BY APPLICABLE LAW OF THE OFFICIAL CODE OF OKLAHOMA OR IN ACCORDANCE WITH ANY SIMILAR PROVISION OF APPLICABLE LAW.

(i)           Expenses.  Borrower shall pay on demand all of Lender’s reasonable costs and expenses in connection with underwriting and performing due diligence with respect to the transactions contemplated hereby and the preparation, reproduction, execution, delivery, administration and enforcement of this Agreement, including the reasonable fees and out-of-pocket expenses of Lender’s counsel, in each case whether incurred on, prior or subsequent to the Agreement Date.  In addition, Borrower shall pay any and all stamp and other taxes and recording and filing fees payable in connection with the execution and delivery of all other instruments and documents to be delivered hereunder.  Such amounts may be charged by Lender to Borrower’s account as one or more loans hereunder.  All provisions in this Agreement providing for the payment or reimbursement of Lender’s attorneys’ fees and expenses include, without limitation, such fees and expenses incurred pursuant to or in connection with proceedings brought under 11 U.S.C., the Federal Bankruptcy Code.

(j)           Execution in Counterparts; Execution by Fax; Waiver of Acceptance.  This Agreement may be executed in separate counterparts, all of which shall constitute one and the same agreement.  Delivery of an executed counterpart of this Agreement or any other Loan Document by facsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement or such other Loan Document.  Any party delivering an executed counterpart of this Agreement or any other Loan Document by facsimile also shall deliver an original executed counterpart of this Agreement or such other Loan Document, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement or such other Loan Document.  To the fullest extent permitted by applicable law, Borrower waives notice of Lender’s acceptance of this Agreement and the other Loan Documents.

(k)           Entire Agreement.  This Agreement and the other Loan Documents embody the entire agreement and understanding between Lender and Borrower and supersede all prior agreements and understandings relating to the subject matter hereof.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Borrower and Lender have executed this Agreement as of the day and year first above written.

AEROGROW INTERNATIONAL, INC.

By: /s/ Jervis B. Perkins
Name: Jervis B. Perkins
Title:   Chief Executive Officer

FCC, LLC, d/b/a FIRST CAPITAL

By:  /s/ Lee E. Elmore
       Lee E. Elmore, Senior Vice President

NOTARY JURAT FOR EXECUTION OF
WRITTEN OBLIGATIONS TO PAY MONEY

On this the ____ day of ______________, 2008, before me, the undersigned, a Notary Public in and for the State of _____________, County of _________________, ___________________________ personally appeared, who is personally known to me or proved to me on the basis of satisfactory evidence to be the _______________________________ of AeroGrow International, Inc., a Nevada corporation, who, being by me first duly sworn, stated that:

1.
He executed the foregoing Loan and Security Agreement on behalf of such corporation pursuant to its by-laws or a resolution of its board of directors, said execution taking place in the State of ______________________, County of ________________; and

2.	He has this day delivered the foregoing Loan and Security Agreement to FCC, LLC, d/b/a FIRST CAPITAL, at Oklahoma City, Oklahoma[via personal delivery] [via overnight courier].

Signature of Borrower’s Officer:

By:
Name:

Sworn to and subscribed before me this ___ day of _______________, 2008:

__________________________________
        Notary Signature

My Commission Expires:

_________________________________

     [Affix Notarial Seal]

AFFIDAVIT REGARDING DELIVERY

On this the ____ day of _______________, 2008, before me, the undersigned, a Notary Public in and for the State of Oklahoma, County of _______________, _______________________ personally appeared, personally known to me or proved to me on the basis of satisfactory evidence to be the ________________________ of FCC, LLC, d/b/a FIRST CAPITAL, who, being by me first duly sworn, stated that he/she has received delivery of the foregoing Loan and Security Agreement on behalf of FCC, LLC, d/b/a FIRST CAPITAL in the State of Oklahoma, County of Oklahoma.

Signature of Officer of FCC, LLC, d/b/a First Capital

Sworn to and subscribed before me this ___ day of _______________, 2008:

__________________________________
        Notary Signature

My Commission Expires:

_________________________________

     [Affix Notarial Seal]

SCHEDULE

This Schedule is a part of the foregoing Loan and Security Agreement dated as of __________________, 2008, between AEROGROW INTERNATIONAL, INC., as borrower (“Borrower”), and FCC, LLC, d/b/a FIRST CAPITAL, as lender (“Lender”).

1.           Borrowing Base

“Borrowing Base” means, at any time, an amount equal to:

(a)           the lesser of:

(i)           The Maximum Loan Amount, and

(ii)           the sum of:

(A)           80% of the dollar amount of Eligible Accounts; plus

(B)           the lesser of:

(1)           $5,000,000,

(2)	50% of the dollar value (determined at the lower of cost or market value) of Eligible Inventory.

provided, however, that the aggregate principal amount available to be borrowed against Eligible Inventory under this clause (B) shall not exceed 40% of the Obligations outstanding at any time and in the months of July, August and September shall not exceed 60% of the Obligations;
minus

(b)           the sum of:

(i)	such reserves as Lender may establish from time to time in its discretion, plus

(ii)
the amount available to be drawn under, plus the amount of any unreimbursed draws with respect to, any letters of credit or acceptances which have been issued, created or guaranteed by Lender or any Affiliate of Lender for Borrower’s account.

2.           Accounts Eligibility

(a)           Accounts Age:  Any Account with respect to which more than ninety (90) days have elapsed since the date of the original invoice therefor.

(b)           Cross-Aging Percentage:  50%

(c)           Concentration Limit:  10% unless otherwise approved by Lender in writing

3.           Permitted Liens

Existing Liens and financing statements:

Financing Statement Number,

Jurisdiction and Filing Date	Secured Party	Collateral
#2007028523-6 filed 8/30/07 with	Leasing Technologies	Lease Equipment
the Nevada Secretary of State	International, Inc.
Lease Equipment
#2007028524-8 filed 8/30/07 with	Leasing Technologies
the Nevada Secretary of State	International, Inc.

#2007004036-5 filed 2/07/07 with	Benefactor Funding Corp.	All Assets
the Nevada Secretary of State

#2007018604-6 filed 6/11/07 with the Nevada Secretary of State	Dell Financial Services L.P.	All Computer Equipment and Peripherals pursuant to #68794502080000348180 dated June 6, 2007

#2007028522-4 filed 8/30/07 with	Leasing Technologies	Lease Equipment
the Nevada Secretary of State	International, Inc.

#2007039784-1 filed 12/03/07 with	Leasing Technologies	Lease Equipment
the Nevada Secretary of State	International, Inc.

4.           Persons Authorized to Request Loans

Name:                                                                Title:
Jerry Perkins                                                    CEO
Greg Clarke                                                      CFO
Grey Gibbs                                                      Controller

5.           Collection Days:                                           Three (3) Business Days

6.           Conditions To Initial Loans

Items listed below are required to be delivered, in form and substance satisfactory to Lender in its sole discretion, as a condition to Lender’s obligation to fund the initial loan or extend the first financial accommodation to Borrower under this Agreement.

Certified copy of articles/certificate of incorporation

Bylaws

Secretary’s certificate as to constituent documents, bylaws, authorizing action (e.g., corporate resolutions) and incumbency of officers/status and specimen signatures of authorized signers

Good Standing Certificate (state of organization and all other states in which Borrower is qualified to do business)

Lien search results

Payoff letter from any lender whose loans are to be refinanced from proceeds of loans made under this Agreement

Lien termination documents from existing lender, any other creditor whose filings are to be terminated, etc.

Landlord, warehouseman or other bailee waivers

Guaranty of Validity of Collateral of Jerry Perkins and Greg Clarke

Subordination Agreements of First National Bank and Jack Walker

Lockbox, blocked account or agency account agreement(s)

Financial statements

Appraisal reports

Borrowing Base Certificate, together with schedules of Accounts and Inventory and other supporting documentation, in each case as of a date acceptable to Lender

Financing statements, including fixture filings

Officer’s certificate as to representations, warranties and no defaults

Solvency certificates

Opinion letter of Borrower’s legal counsel

All other items described on the Schedule of Closing Documents previously delivered by Lender or Lender’s counsel to Borrower or Borrower’s counsel

7.           Termination Date This Agreement will terminate on the second anniversary of the Agreement Date; provided, however, that this Agreement will be renewed for succeeding one-year periods thereafter unless written notice of termination is provided by Borrower to Lender at least 90 days prior to the then-effective termination date or by Lender to Borrower at least 30 days prior to the then-effective termination date.

8.           Interest Margin:   2.0%; provided, however, if Borrower is in not in Default and is in compliance with all terms and conditions of the Agreement as of 12/31/08, the Interest Margin will reduce to 1.50%.  The 12/31/08 adjustment, in Lender’s sole discretion, shall be based on preliminary year-end financial statements provided by Borrower.  Should the results of Borrower’s year-end audited financial statements show that Borrower is not in compliance with all terms and conditions of the Agreement, the Interest Margin shall immediately and automatically revert to 2.0% as of 1/1/09 and Borrower will repay to Lender, on demand, all amounts due thereon.

9.           Default Margin:     3.0%

10.          Fees

a.           In consideration of the maintenance of Lender’s commitment hereunder, Borrower will pay Lender a fee, payable monthly in arrears on the first day of each calendar month and on the termination date of this Agreement, beginning on the first such date following the Agreement Date, in an amount equal to (if a positive number): (i) the amount of interest for which Borrower would have been liable had the average outstanding principal balance of the Loans been $3,000,000 for the immediately preceding month or part thereof, less (ii) the actual amount of interest accrued on the Loans during the immediately preceding month or part thereof.

b.           Borrower agrees to pay to Lender a facility fee of one percent (1.0%) of the total Maximum Loan Amount at closing.  Borrower agrees to pay to Lender a facility fee of three-quarters of one percent (0.75%) of the Maximum Loan Amount payable in twelve equal monthly installments on the first day of each month beginning with the thirteenth month and for eleven subsequent months thereafter; provided, however, that in the event that this Agreement shall terminate (for any reason, whether voluntarily or involuntarily) prior to the payment in full of the fees described in this Item 10(b), then all remaining and unpaid fees shall be accelerated and shall become due and payable as of the date of such termination of this Agreement.

c.           Borrower shall pay Lender, monthly, a collateral management fee equal to two-tenths of one percent (0.20%) of Borrower's average loan balance. Such fee shall be due and payable on the first day of each month.

d.           In the event that this Agreement is terminated for any reason after the first anniversary of the Agreement Date and prior to the then-effective maturity date, Borrower will pay to Lender on or prior to the effective date of such termination an early termination fee of (i) 2% of the Maximum Loan Amount in the second year and (ii) 1% of the Maximum Loan Amount in the third year (if applicable) and thereafter.  If such termination occurs as a result of financing provided to Borrower by First National Bank, no early termination fee will be charged after the end of the first year of this Agreement.  No early termination is allowed during the first year of this Agreement.

All of the foregoing fees constitute compensation to Lender for services rendered and are not interest or a charge for the use of money.  Each installment of such fees shall be fully earned when due and payable and shall not be subject to refund or rebate.

11.	Organizational Information
	Exact Legal Name of Borrower:	AeroGrow International, Inc.
	State of Organization:	Nevada
	Type of Organization:	Corporation
	Organizational Identification Number:	C7324-2002

12.	Subsidiaries and Investments in Other Persons:	None

13.	Pending Litigation:	None

14.	Existing Debt and Guarantees:

Benefactor Funding Corporation has a lien on all assets

15.	Prior Legal Names:	Magneticare, Inc.

Prior or Current Trade or Fictitious Names:

Mergers and Acquisitions:

Wentworth I, Inc. merged into AeroGrow International, Inc. on February 24, 2006

16.	Locations of Offices and Collateral

	Current Chief Executive Office:	6075 Longbow Drive, Suite 200
Boulder, Colorado 80301

Other Locations of Chief Executive Office in past five years:

	900 28th Street, Suite 201	4940 Pearl East Circle, Suite 104
	Boulder, Colorado 80303	Boulder, Colorado 80301

Other Current Collateral Locations:

	6810 Bickmore Ave. .	2950 Colorful Ave
	Chino, CA 91708	Longmont, CO 80504

	15820 Euclid Ave.	5102-5160 W. 76th St.
	Chino, CA 91708	Indianapolis, IN 46268

17.	Ownership Structure: Borrower will provide a list and percentage of ownership for all officers and directors.

18.	Owned Real Property:	None

Leased Real Property (including legal name of landlord and monthly rent):

	Pawnee Properties, LLC	Concepts Direct, Inc.
	Location: 6075 Longbow Dr, Suite 200	Location: 2950 Colorful Ave.
	Boulder, CO 80301	Longmont, CO 80504
	Rent: $17,510	Rent: $24,965

Sublease from Coleman Cable, Inc.

Location: 5102-5160 W. 76th St.
Indianapolis, IN 46268
Rent: $16,950

Warehousemen, processors, consignees or other bailees in possession or control of any Inventory (include name, address where Inventory is stored and description of the arrangement):

Motivational Fulfillment & Logistics Services

	Locations: 6810 Bickmore Ave.	15820 Euclid Ave.
	Chino, CA 91708	Chino, CA 91708

Motiviational Fulfillment & Logistics provides warehousing and fulfillment services for our retail customers and individual consumers.

19.	Bank Accounts:

	Wells Fargo	#173-6272897 (Checking/Main Account)
#318-9274230 (Direct Response Credit Card)
#318-9281847 (Rebate Account)
#318-9281912 (Retail Credit Card)
#341-8182188 (Money Market Account)

	First National	#43054607 (Operating Account)
#43054586 (Rebate Account)

20.           Commercial Tort Claims:  None

21.           Financial Covenants:

(a)                      Beginning with the month ending December 31, 2008, and for each month thereafter, Borrower shall maintain, as of the last day of each month, a ratio of Borrower’s (i) net income (excluding extraordinary gains) before provision for interest expense, taxes, depreciation and amortization, to (ii) interest expense, plus payments of principal actually made or scheduled to be made with respect to indebtedness (other than scheduled but unpaid payments on Subordinated Debt and principal payments on revolving loans under this Agreement), plus payments with respect to capitalized leases, plus taxes, plus dividends and distributions, plus unfinanced capital expenditures, of at least 1.0 to 1. Such ratio shall be measured as of the last day of each calendar month (A) with respect to each calendar month end beginning with the December 31, 2008 month end through and including the August 31, 2009 month end, for the period from October 31, 2008 through the calendar month most recently ended, and (B) with respect to any calendar month ending on or after September 30, 2009, for the twelve-month period most recently ended.

(b)                      Borrower shall maintain a Tangible Net Worth, plus the outstanding principal balance of Subordinated Debt, as follows:

Month Ending	Amount
06/30/08	$3,000,000
09/30/08	$3,000,000
12/31/08 and Thereafter	$6,500,000

 As used herein, “Tangible Net Worth” means, as of any date, the total assets of Borrower minus the total liabilities of Borrower calculated in conformity with GAAP, less all amounts due from Borrower’s Affiliates and the amount of all intangible items reflected therein, including all unamortized debt discount and expense, unamortized research and development expense, unamortized deferred charges, goodwill, intellectual property, unamortized excess cost of investments in subsidiaries over equity at dates of acquisition, and all similar items which should properly be treated as intangibles in accordance with GAAP.

(c)           Borrower shall maintain  an  Indebtedness to Tangible Net Worth ratio of less than or equal to the following:

Month Ending	Ratio
06/30/08	2.75x
09/30/08	5.75x
12/31/08	3.0x
03/31/09 and Thereafter	2.25x

22.           Permitted Purchase Money Debt: $500,000

23.           Permitted Capital Expenditures:  $500,000 during any fiscal year [excludes tooling in the normal course of business]

24.          Maximum Annual Increase in Officers’ Compensation:    Except as previously disclosed to Lender, Borrower may not make any loans or other advances of money  (other than salary) to officers, directors, stockholders, Affiliates of Borrower or any Persons,  or  permit the annual salary and all other direct and indirect remuneration to its officers to increase.  Notwithstanding the foregoing, salaries paid to officers may increase at a rate of twenty percent (20%) per year. In addition, year-end bonuses will continue to be paid pursuant to employment contracts. Compensation paid to members of the Board of Directors shall not, in the aggregate, exceed $100,000.

25.           Annual Financial Statements:    To be audited and certified without qualification by an independent practicing certified public accountant acceptable to Lender.

26.           Borrowing Base Certificates:    Borrower shall deliver to Lender a Borrowing Base Certificate no less frequently than weekly by 10:30 a.m. CST, prepared as of the close of business on the immediately preceding Business Day.

27.           Field Examinations:  Borrower agrees to pay to Lender Lender’s customary fees and disbursements relating to quarterly field examinations of the Collateral, Borrower, Borrower’s business and Borrower’s books and records, which, as of the Agreement Date, are $750 per examiner per day plus all of the out-of-pocket examination costs and travel and other expenses incurred by such examiners.

28.           Cross Default Amount:   $75,000

29.           Judgment Cross Default Amount:  $75,000

30.           Change of Management Default:

Name                                                      Office
Michael Bissonnette                            Chairman
Jerry Perkins                                          CEO

31.           Notice Addresses:

If to Borrower:	AeroGrow International, Inc.
6075 Longbow Drive, Suite 200
Boulder, Colorado 80301
Attn.: Greg Clarke
Facsimile No.:(303) 350-4770

If to Lender :	FCC, LLC, d/b/a First Capital
3520 NW 58th Street
Oklahoma City, Oklahoma 73112
Facsimile No.: 405-917-9660
Attention: Lee E. Elmore
Senior Vice President

EXHIBIT  A

FCC, LLC d/b/a First Capital – Online Asset Based Lending

Certificate #                                                                Client:

Certificate Date:                                                         User:

Loan # - Type

Collateral Balance

Sales/Additions

+ Adjustments

Cash (Memo)/Removals

Discounts

Returns & Allowances

Non-AR Cash

Bad Debt Write-Offs

- Adjustments

New Collateral Balance

Ineligibles

Advance Rate

Reserves

Collateral Limit

New Net Collateral

Revolving Limit

Total Line Limit

Total Collateral

Loan Balance

Advance Request

DDA Account

Collections (Memo)

New Loan Balance

New Availability

EXHIBIT B

FORM OF COMPLIANCE CERTIFICATE

[to be provided on borrower’s letterhead]

__________________, 2008

FCC, LLC, d/b/a First Capital
3520 NW 58th Street
Oklahoma City, Oklahoma 73112
Attn.:

The undersigned, the                                                                                      of AEROGROW INTERNATIONAL, INC., a Nevada corporation (“Borrower”), gives this certificate to FCC, LLC, d/b/a First Capital, a Florida limited liability company (“Lender”), in accordance with the requirements of that certain Loan and Security Agreement dated as of , 2008 between Borrower and Lender (as amended from time to time, the “Loan Agreement”).  Capitalized terms used in this Certificate, unless otherwise defined herein, shall have the meanings ascribed to them in the Loan Agreement.

No Default exists on the date hereof, other than:                                                                                        [if none, so state].

As of the date hereof, Borrower is current in its payment of all accrued rent and other charges to Persons who own or lease any premises where any of the Collateral is located, and there are no pending disputes or claims regarding Borrower’s failure to pay or delay in payment of any such rent or other charges.

Set forth on Appendix 1 attached hereto is a true, accurate and complete calculation with respect to the financial covenants of Borrower under the Loan Agreement.

Yours truly,

AEROGROW INTERNATIONAL, INC.

By:
Name:
Title:

Appendix 1

A.                 [Minimum Tangible Net Worth Plus Subordinated Debt Requirement of $______________.

Tangible Net Worth = Net Worth, plus Subordinated Debt less Intangibles

Net Worth                                           $_________________, plus

Subordinated Debt                            $_________________, less

Intangible assets                                $_________________

Actual Tangible Net Worth                                      $___________________]

B.                 [Minimum Fixed Charge Coverage Ratio Requirement ___ to 1

Fixed Charge Coverage Ratio
(a) net income (excluding extraordinary gains), plus interest expense, plus taxes, plus depreciation and amortization, divided by (b) interest expense, plus principal payments made or scheduled to be made with respect to indebtedness (other than scheduled but unpaid amounts on Subordinated Debt and principal repayments of the revolving loans under the Loan Agreement) plus payments on capitalized leases, plus taxes, plus dividends and distributions, plus unfinanced capital expenditures

Net Income                                         $______________________, plus
Interest Expense                                $______________________, plus
Taxes                                                   $______________________, plus
Depreciation                                       $______________________, plus
Amortization                                       $______________________ equals

Numerator                                           $______________________

Interest Expense                                 $______________________, plus
Principal Payments made                  $______________________, plus
and scheduled to be made
with respect to indebtedness
Capitalized Lease Payments             $______________________, plus
Taxes                                                    $______________________, plus
Dividends & Distributions               $______________________, plus
Unfinanced capital expenditures     $______________________ equals

Denominator                                       $______________________

Actual Fixed Charge    =   __________ to 1]
  Coverage Ratio

C.                 Debt/TNW Ratio                                                       _____ to 1

Actual TNW (per above)   ________________________, divided by
Total Company’s Indebtedness   ________________________, equals
Actual Debt/TNW Ratio   ___________ to 1.

 [INSERT OR REVISE FINANCIAL COVENANT CALCULATIONS AS APPROPRIATE.]